Exhibit 5.1


                         September 24, 1996



Borders Group, Inc.
500 East Washington Street
Ann Arbor, Michigan  48104

Ladies and Gentlemen:

     The undersigned, Vice President and General Counsel of Borders Group, Inc., a Delaware corporation (the "Company"), is rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is being filed by the Company with the Securities and Exchange
Commission (the "Commission") on September 25, 1996.   The
Registration Statement relates to the registration by the Company under the Securities Act of 1933, as amended (the "1933 Act"), of 430,565 shares of Common Stock of the Company, par value $.001 per share (the "Shares").

     This opinion is being furnished to you in accordance with requirements of Item 601(b)(5) of Regulation S-K under the 1933
Act.

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation, (i) the Registration Statement (together with the form of preliminary prospectus forming a part there of); (ii) the Amended and Restated Certificate of Incorporation of the Company (the "Articles"), included as Exhibits 3.1 and 3.2 to the Registration Statement;
(iii) the By-laws of the Company, included as Exhibit 3.3 to the Registration Statement and (iv) resolutions of the Board of Directors of the Company relating to the transactions in which the Shares were issued. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

     Based upon and subject to the foregoing, I am of the opinion that the issuance and sale of the Shares has been duly authorized, and the Shares have been validly issued and are fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. I also consent to the reference to me under the caption "Validity of Common Stock" in the prospectus filed as part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.


                         Sincerely,

                         BORDERS GROUP, INC.


                         Thomas D. Carney
                         Vice President and General Counsel

TDC/ksc